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                                   Exhibit 4.2
                    Form of 12% Convertible Subordinated Note

                                   EXHIBIT "A"

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS TRANSFERABLE ONLY UPON THE CONDITIONS SPECIFIED IN THE NOTE AGREEMENT REFERRED TO HEREIN.

               12% Convertible Subordinated Note Due June 30, 2005

                                                                   $____________

TERAFORCE TECHNOLOGY CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company") for value received, hereby promises to pay to ___________________________ or registered assigns, the principal sum of ___________________________Dollars ($_______) and
all accrued interest on June 30, 2005, at 12% per annum, from the date of issuance of this Note, and upon prepayment hereof, as provided in the Note Agreement, until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of and interest on this Note will be made at the offices or agencies of the Company maintained for that purpose in Richardson, Texas, and at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Note register. The Company may prepay the Note without penalty at any time, provided that the Company gives the Noteholder written notice not less than 30 days and not more than 60 days prior to the Optional Prepayment Date

This Note is one of a duly authorized issue of Notes of the Company (which term includes any successor corporation under the Note Agreement hereinafter referred
to) designated as its 12% Subordinated Notes due June 30, 2005 (the "Notes"), limited in aggregate principal amount of up to $2,000,000, issued pursuant to a Note Agreement, dated as of July 3, 2003 (the "Note Agreement"), between the Company and the purchasers of the Notes. The terms of this Note include those stated in the Note Agreement. Reference is hereby made to the Note Agreement and all supplements thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, and the holders of the Notes and of the terms upon which the Notes are, and are to be, and delivered.

If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Note Agreement.

The indebtedness evidenced by the Notes is, to the extent provided in the Note Agreement, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, as defined in the Note Agreement. Each holder of this Note, by accepting the same, agrees to and shall be bound by such provisions of the Note Agreement.

The Note Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders under the Note Agreement at any time by the Company with the consent of the holders of 51% in aggregate principal amount of the Notes at the time outstanding. The Note Agreement also contains provisions permitting the holders of 51 % or more in aggregate principal amount of the Notes at the time outstanding, on behalf of the holders of all the Notes, to waive compliance by the Company with certain provisions of the Note Agreement and certain past defaults under the Note Agreement and their consequences. Any such

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consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Note Agreement and no provision of this Note or of the Note Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Note Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note register, upon surrender of this Note or registration of transfer at the offices or agencies of the Company in Richardson, Texas duly endorsed by, or accompanied by a written instrument of transfer in substantially the form accompanying this Note duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Note Agreement and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the holder surrendering the same.

Prior to due presentment of this Note for registration of transfer, the Company, and any agent of the Company may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Note Agreement shall have the meanings assigned to them in the Note Agreement. The Company will furnish to any Note holder of record upon written request without charge a copy of the Note Agreement. Requests may be made to the Company at 1240 E. Campbell, Richardson, Texas 75081 (which address shall be subject to the change of address provisions of the Note Agreement).

         IN WITNESS WHEREOF, TERAFORCE TECHNOLOGY CORPORATION has caused this instrument to be executed in its corporate name.

Dated: July 3, 2003

Teraforce Technology Corporation

By:_____________________________
   Herman M. Frietsch, President

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